ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS AGREEMENT is made as of this _____ day of ____________, 20__, by and between Hatteras Global Private Equity Fund II, LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Fund is a limited liability company which is registered as a closed-end, non-diversified management investment company under the provisions of the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund is authorized to offer and sell limited liability company interests which represent an investment in the Fund (the “Interests”) in reliance on exemptions provided in the Securities Act of 1933 (the “Securities Act”) and state securities laws for transactions not involving any public offering; and

WHEREAS, in pursuit of its investment objective, the Fund will invest its assets primarily in (i) private investment funds (“Portfolio Funds”) (ii) direct investments in the equity and/or debt of operating companies (“Direct Investments”) and (iii) listed private equity vehicles, such as business development companies (including derivatives tied to the returns of such vehicles); and

WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide certain administration, fund accounting and recordkeeping services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Appointment

The Fund hereby appoints the Administrator as administrator, fund accountant and recordkeeper of the Fund for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Services

(a)         Subject to the direction and control of the Fund and utilizing information provided by the Fund and its agents and service providers, the Administrator will provide the services listed on Schedule A hereto.  The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.  The Fund agrees not to (i) make any modifications to its registration statement or (ii) adopt any policies, which would materially increase the obligations and responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld.

(b)         Hatteras Capital Investment Management, LLC (the “Manager”), the investment manager of the Fund, shall use reasonable efforts to cause the investment adviser(s) and sub-advisers, including any third-party managers (each a “Portfolio Manager”), prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder.  In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all oral or written instructions, advice, information or documents provided to the Administrator by an officer or representative of the Manager or the Fund or by any of the aforementioned persons.  The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall not be an expense of the Administrator. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Manager, the Fund, Portfolio Managers or service provider until receipt of written notice thereof from the Fund.

(c)         At any time, the Administrator may request instructions from the Fund with respect to any matter arising in connection with this Agreement.  If such instructions are not received within a reasonable time, the Administrator may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with advice of counsel.

(d)         The Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Manager’s request.

(e)         It is understood that in determining security valuations, as appropriate, the Administrator employs one or more pricing services to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund, as described in the Confidential Private Placement Memorandum dated _________________, and any successor thereto (the “Offering Memorandum”). The Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Fund shall approve, in good faith, the method for determining the fair value of the securities.  At such times as are necessary and in accordance with such procedures, the Portfolio Managers shall determine or obtain the valuation of the securities (subject always to the review and supervision of the Board) and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values; in particular, the Administrator shall price investments in Portfolio Funds based on the valuations provided to it by the Portfolio Managers.  In addition, the Manager shall determine or obtain the valuation of the Direct Investments (subject always to the review and supervision of the Fund’s Board) and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values.  The Administrator is authorized to rely on the prices provided by the Portfolio Managers, the Manager or other authorized representatives of the Fund without investigation or verification.

(f)              The Manager and the Fund have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the Securities Act, the 1940 Act, the Securities Exchange Act of 1934, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001 (including checking persons submitting subscription documents against the Office of Foreign Asset Controls (“OFAC”) list if the Administrator is not directed to do so, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Memorandum.  The Administrator’s monitoring and other functions hereunder shall not relieve the Manager and the Fund of their primary day-to-day responsibility for assuring such compliance.  Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any non-compliance which relates to the Fund.  The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(g)              The Fund hereby certifies that it has undertaken (or will undertake in a timely manner) all filings and other actions necessary to permit the Fund to lawfully offer and sell Interests in the Fund without registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests.  Except as otherwise noted on Schedule A hereto, the Fund is not delegating to the Administrator any responsibility to monitor or otherwise take any actions with respect to the qualification for or maintenance of any applicable Federal or state securities law exemptions.

(h)              The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Fund’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.         Fees; Delegation; Expenses

(a)         In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator fees, each as provided in Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by the Fund or by any other service provider, the Administrator shall be entitled to additional fees as provided in Schedule B.  Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current services, or to add funds for which the Administrator has been retained.  The Fund agrees to pay the Administrator’s then current rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

(b)      For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund's Operating Agreement, the Offering Memorandum and the resolutions of the Fund, if any. The fee for the period from the day charges begin accruing under this Agreement until the end of that period shall be pro-rated according to the proportion that such period bears to the full period.  Upon any termination of this Agreement before the end of any period, the fee for such part of a period shall be pro-rated according to the proportion which such period bears to the period and shall be payable upon the date of termination of this Agreement.  Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)      The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein.  The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of the Manager or any officers; any Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, prime brokers, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses, including but not limited to attorneys’ fees incurred in connection with responding to or complying with SEC or other regulatory investigations, inquiries or subpoenas; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, Offering Memoranda or notices, forms or applications and proxy materials for regulatory purposes and for distribution to prospective or current members of the Fund; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's members and Manager; fees and expenses associated with internet, e-mail and other related activities; expenses incurred for distribution of Interests and extraordinary expenses.  The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions except as set forth on Schedule A, and then not unless and until it has received the amount of such fees from the Fund.

(d)      Except as otherwise specified, fees payable hereunder shall be calculated and billed as set forth on Schedule B.  The Fund agrees to pay all fees within thirty days of receipt of each invoice or other method of notification of payment due the Administrator.  The Administrator retains the right to charge interest in the amount of 1 percent per month on any amounts that remain unpaid beyond such thirty day period.

4.         Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund, its business, and the Fund’s members, including such proprietary information received by the Administrator prior to the date of this Agreement (“Confidential Information”), not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will endeavor to notify the Manager promptly and to secure instructions from a representative of the Manager as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no action or inaction of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

5.         Limitation of Liability

 (a)         The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from or on behalf of the Manager or an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2,  (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Fund’s Manager, a Portfolio Manager or other representatives of the Fund, (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the Securities Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests, or (iv) any action taken or omission by the Fund, the Manager, Portfolio Managers or any past or current service provider.

(b)         The Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  The Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)         The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Administrator’s actions or omissions, (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, (iii) any breach of any of the Fund’s obligations, representations or warranties hereunder, or (iv) any action taken by or omission of the Fund, its Manager, any Portfolio Managers, or any past or current  service provider.  The Indemnified Parties shall not be indemnified to the extent a Claim resulted from the Administrator’s or the Indemnified Parties’ willful misfeasance, bad faith, or gross negligence in the performance of the Administrator’s duties hereunder or from reckless disregard by the Administrator of its obligations and duties hereunder.

(d)           The Administrator agrees to indemnify and hold harmless the Fund, its employees, officers and directors (collectively, the “Fund Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable, arising out of or in any way relating to the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(e)         In no event and under no circumstances shall either party, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.         Term

(a)              This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein.  This Agreement shall continue in effect with respect to the Fund until the fourth anniversary of the date of this Agreement.  Thereafter if not terminated as provided herein, the Agreement shall continue automatically for successive annual periods.

(b)              The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

(c)    Either party may terminate this Agreement at any time by giving the other party a written notice not less than one-year prior to the date the termination is to be effective.

(d)         Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund (in the form maintained by the Administrator to the extent permitted by applicable license agreements) to the Fund or person(s) designated by the Fund at the Fund’s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law.  The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.         Non-Exclusivity

The services of the Administrator rendered to the Fund are not deemed to be exclusive.  The Administrator may render such services and any other services to others, including other investment vehicles, including hedge funds.

8.         Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.         Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:  Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Fund shall be sent to Hatteras Global Private Equity Partners Institutional, LLC, 8549 Colonnade Center Drive, Suite 401, Raleigh, NC, 27615, Attention: J. Michael Fields.

10.         Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

12.         Amendments

This Agreement may be amended only by the written agreement of the parties hereto.

13.         Assignment; Successors and Assigns

Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that the Administrator may assign its rights hereunder to any subsidiary or affiliate with thirty (30) days’ prior written notice of such assignment.  This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors and permitted assigns.  To the extent that the Administrator appoints other parties to carry out some or all of its responsibilities under this Agreement, the Administrator (i) will, prior to appointing such other party, use reasonable care in determining that such other party is able to provide such services and (ii) will remain responsible for the provision of such services to the Fund.

14.         Legal Advice

Notwithstanding anything in this Agreement to the contrary, the services provided by the Administrator hereunder do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

15.         Records

The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act.  The Administrator shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  The Administrator may deliver to the Fund from time to time at the Administrator’s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations.  The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.

16.         Miscellaneous

The Fund hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

HATTERAS GLOBAL PRIVATE EQUITY FUND II, LLC
(the “Fund”)

By:____________________________________________
     David B. Perkins, President

UMB FUND SERVICES, INC.
(“Administrator”)

By:____________________________________________
     John P. Zader, Chief Executive Officer

Schedule A
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Hatteras Global Private Equity Fund II, LLC
and
UMB Fund Services, Inc.

Services

Subject to the direction of, and utilizing information provided by the Fund, the Manager, the Portfolio Managers and the Fund’s agents, the Administrator will:

General

■	Provide office space, facilities, equipment and personnel to carry out its services hereunder;

■	Maintain the accounts, books and other documents produced by the Administrator in connection with its services hereunder;

Accounting and Reporting Services

■	Maintain books and records in accordance with the terms of the Operating Agreement and generally accepted accounting principles;

■	Maintain checkbook registers and facilitate the payment of vendor invoices (UMB Fund Services, Inc., shall not be a signatory on any bank accounts);

■	Coordinate transfer of funds for purchase of investments and inter-bank transfers;

■
Compute distribution payments and allocations of profit, loss, income and expense to investors in accordance with the Operating Agreement with supporting detail of preferred return, catch-up and other special allocation provisions;

■	Maintain capital account detail for each investor, including income and loss allocations, capital contributions and distributions;

■	Maintain database detail of all portfolio investment transactions;

■	Maintain database detail of each capital contribution and each distribution;

■
Coordinate and supervise the annual audit including: prepare and/or gather all supporting documentation for audit review; cash, custody and investment confirmations; legal and audit representation letters; and follow-up on all questions and requests for additional information;

■
Provide work papers sufficient to permit the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties) by the Fund’s tax accountants;

■	Prepare and distribute quarterly and annual financial reports to investors in a format and on a timetable consistent with applicable requirements;

■	Prepare and distribute individual statements of investors’ capital accounts on a quarterly basis for each year-to-date and inception-to-date period as required;

■	On a quarterly basis, pursuant to the terms of the Operating Agreement, prepare a report reflecting the Fund’s performance and provide comparisons of performance information to pertinent benchmarks;

■	Act as liaison with the Fund’s independent public accountants, and provide account analyses, fiscal year summaries and other audit-related information schedules;

■	Assist in the preparation of the Fund’s annual financial reports, subject to the review and approval of the Fund and the Fund’s independent public accountants;

■	Review subscription documents for reasonableness; provided, however, the Manager remains solely responsible for determining accreditation;

■	At the direction of the Manager, establish and maintain member capital accounts for each investor;

■	Calculate items of income, expense, gain and loss, and allocate such items to individual members’ capital accounts in accordance with the Fund’s Operating Agreement;

■	Determine realized gains or losses on security trades;

■	Monitor individual investments for corporate actions, cash dividends and capital changes;

■	Calculate contractual expenses (e.g., advisory fees);

■	Determine and periodically monitor the Fund's income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

■
Calculate the net asset value per Interest of the Fund (i) in accordance with the Fund’s operating documents as provided to the Administrator, and (ii) based on security valuations, if applicable, as provided herein;

■	Maintain all general ledger accounts and related subledgers;

■	Provide such reports as mutually agreed upon by the parties hereto;

■	Prepare internal management reports relating to the activities of the Fund as requested

■	Prepare Form 1099s for Board members and other Fund vendors; and

■	Compute gross and net internal rate of return calculations, as requested.

Administrative Services

■	Prepare draft notifications to investors for distribution payments for review and approval;

■	Distribute approved notifications to investors and their advisors as directed;

■	Coordinate payment of cash distributions by check or wire;

■	Reconcile investment securities held in custody;

■	Coordinate relationships with professionals, including attorneys, bankers, independent accountants and distribution agents used by the Fund;

■	Maintain database of investor data required for dissemination of reports and notifications, preparation of tax information and payment of cash and in-kind distributions;

■
Effect and/or maintain the qualification of Interests for sale under the securities laws of the jurisdictions indicated by the Manager or officer or other representative of the Fund by filing Form NF or such other form(s) as directed by the Fund and, subject to Section 3, remitting any applicable fees to such jurisdictions are required under applicable Blue Sky laws;

■
File with each jurisdiction, as required, the appropriate materials relating to the Fund, including, but not limited to the Fund’s Registration Statements or Post-Effective Amendments, definitive copies of the Fund’s Offering Memorandum and annual reports;

■
Monitor sales in each jurisdiction and in the event sales of shares in a particular jurisdiction reach or exceed Administrator’s warning levels, promptly prepare an amendment to the Fund’s notice permit to increase the offering amount;

■	Compile data for and prepare with respect to the Fund’s Semi-Annual Reports on Form N-SAR;

■
Prepare and review the financial statement for the Fund’s Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Manager;

■
Provide financial and Fund performance information for inclusion in the  Registration Statement for the Fund (on Form N-2 or any replacement therefor) and any amendments thereto, subject to the review of Fund counsel;

■
Assist in the acquisition of the Fund’s directors’ and officers’ errors and omissions insurance, assist in the acquisition of the Fund’s fidelity bond required by the 1940 Act, and monitor the amount of the bond and make the necessary SEC filings related thereto;

■
From time to time as the Administrator deems appropriate, check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Manager and Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance);

■	Develop with legal counsel and the secretary of the Fund an agenda for each Board meeting and, if requested by the Board of Managers, attend Board meetings and prepare minutes;

■	Provide timely response to investor inquiries and requests for additional information as directed;

■
In connection with the Fund’s first and third fiscal quarters, prepare Form N-Q and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-Q with the Commission as required;

■
Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review of the same; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required;

■	Provide secured investor account online reporting services;

■	Generally assist in the Fund’s administrative operations as mutually agreed to by the parties; and

■
Assist the Fund’s Chief Compliance Officer with the development and maintenance of a compliance calendar for the Fund, provided that it is understood by the parties that the Fund’s Chief Compliance Officer is ultimately responsible for such calendar;

Subscription Period Services

■	Development of investor database;

■	Data collection and input for the initial and subsequent closings;

■
Assist the Fund with its monitoring obligations under the USA PATRIOT Act by (1) at such time as directed by the Manager, rejecting Subscription Agreements that are not accompanied by required identifying information; (2) providing an initial check of identifying information against the LEXIS/NEXIS® AML database (or any successor thereto) licensed by the Administrator; (3) providing an initial check of persons submitting Subscription Agreements against the OFAC list; (4) upon consultation with the Manager, filing a suspicious activity report with the appropriate authorities; (5) permitting federal regulators access to such information and records maintained by the Administrator relating to the Administrator’s implementation of the Fund’s monitoring obligations, as they may request, and (6) permitting such federal regulators to inspect the Administrator’s implementation of such monitoring obligations on behalf of the Fund;

■	Coordination of subscription approval process with counsel, as requested, and

■	Other administrative functions as mutually agreed upon in connection with the subscription process.

Additional Work

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.  Work requested of the Administrator that is considered to be outside the scope of the accounting, reporting and administrative services set forth above is subject to additional fees at the prevailing hourly rate.

Schedule B
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Hatteras Global Private Equity Fund II, LLC
and
UMB Fund Services, Inc.

Fees

Schedule C
to the
Administration, Fund Accounting and Recordkeeping Agreement
by and between
Hatteras Global Private Equity Partners Institutional, LLC
and
UMB Fund Services, Inc.

▪
Accounting records, including Interest Holder Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances.

▪	Copies of the Fund’s Limited Liability Company Agreement and minute books.

▪	Shareholder correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act